Exhibit 99.1

Shineco, Inc. Announces New Corporate Website Launch

BEIJING, China, May 30, 2017/ PRNewswire/ -- Shineco, Inc. (“Shineco” or the “Company”; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and other health and well-being focused plant-based products in China, today announced the launch of its newly revamped corporate website which can be viewed at http://tianyiluobuma.com/.

The new website has a clean design, improved functionality and enhanced rich content focused on the Company's unique market position. This newly redesigned website offers quick and easy access to essential information which will provide visitors a more comprehensive understanding of the Company’s business model. The website also provides a detailed investor section with updated company news and events, financial and stock information, SEC filings and corporate governance information.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, Inc., commented, “This move of launching the new website is one of the Company’s many endeavors to increase transparency and clarity in investor communications since the Company began trading on Nasdaq in 2016. Shineco is committed to staying at the forefront of global innovation and communications in our peer group. We view this endeavor as an exciting step forward in our quest to showcase our unique strengths as a corporation in capital markets unfamiliar with our business model.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. (“Shineco” or the “Company”) is a Delaware holding company that uses its subsidiaries’ and variable interest entities’ vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit http://tianyiluobuma.com/.

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com